Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

March 12, 2024

CoreCivic, Inc.

5501 Virginia Way

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as counsel to CoreCivic, Inc., a Maryland corporation (“CoreCivic”), and special counsel to the subsidiary guarantors of CoreCivic listed on Schedule I attached hereto (the “Subsidiary Guarantors”), in connection with the sale and issuances of the 8.250% Senior Notes due 2029 in the aggregate principal amount of $500,000,000 (the “Notes”) and the related guarantees of such Notes issued by the Subsidiary Guarantors (the “Guarantees”) under the indenture, dated March 12, 2024 (the “Base Indenture”), between CoreCivic and Equiniti Trust Company, LLC, as trustee (the “Trustee”), as supplemented by the supplemental indenture, dated March 12, 2024, among CoreCivic, the Subsidiary Guarantors and the Trustee (together with the Base Indenture, the “Indenture”). Such issuance is pursuant to CoreCivic’s (i) Registration Statement on Form S-3ASR initially filed on March 4, 2024 (File No. 333-277631) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), (ii) a base prospectus, dated March 4, 2024, included as part of the Registration Statement, (iii) a preliminary prospectus supplement, dated March 4, 2024 (together with the base prospectus, the “Preliminary Prospectus”), (iv) the document identified by CoreCivic as an “issuer free writing prospectus” (within the meaning of Rule 433 and Rule 405 of the Securities Act) (the “IFWP”) and filed with the Commission on March 6, 2024, (v) a prospectus supplement, dated March 5, 2024 (together with the base prospectus, the “Prospectus”), and (vi) the underwriting agreement, dated March 5, 2024 (the “Underwriting Agreement”), among CoreCivic, the Subsidiary Guarantors, Citizens JMP Securities, LLC, as representative of the several underwriteers named on Schedule A attached thereto (the “Underwriters”).

In rendering our opinions herein, we have relied upon certificates signed by officers of CoreCivic and the Subsidiary Guarantors with respect to various factual matters without having independently verified such factual matters, and certificates, correspondence and representations from public officials referred to below. We are opining herein as to the Delaware Limited Liability Company Act and the Tennessee Revised Limited Liability Company Act, as applicable to those certain Subsidiary Guarantors organized under such Delaware and Tennessee laws, respectively, listed on Schedule II hereto (the “Specified Guarantors”), and, with respect to the opinions set forth in paragraphs 3, 4, and 5 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware and Tennessee, any laws other than the limited liability company acts listed above, or as to any matters of municipal law or the laws of any local agencies within any state. We call to your attention that certain of the Subsidiary Guarantors are also organized in the States of California, Colorado, Maryland, Nevada, Oklahoma and Texas, as indicated in Schedule I hereto. Various matters concerning the laws of (i) the States of California, Colorado and Nevada are addressed in the letter of Brownstein Hyatt Farber Schreck, LLP; (ii) the State of Maryland are addressed in the letter of Miles & Stockbridge P.C.; (iii) the State of Oklahoma are addressed in the letter of McAfee & Taft A Professional Corporation; and (iv) the State of Texas are addressed in a separate letter of Bass, Berry & Sims PLC, respectively. We express no opinion with respect to those matters.

March 12, 2024

We have assumed that all documents referenced below are the valid and binding obligations of and enforceable against the parties thereto (other than as set forth in our opinions in paragraphs 4 and 5 below). We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, the legal capacity of all natural persons and, as to certificates, representations and correspondence from public officials, we have assumed the same to have been properly given and to be accurate.

To the extent our opinion set forth below relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Notes, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. We have also assumed that CoreCivic and the Specified Guarantors have complied with all aspects of applicable laws of jurisdictions other than the State of New York in connection with the transactions contemplated by the Indenture. We do not express any opinion with respect to the law of any jurisdiction other than those laws specified herein or as to the effect of any such non-covered law on the opinions herein stated or the securities or “blue sky” laws of any jurisdiction. The opinions expressed in this opinion letter are strictly limited to the matters stated in this opinion letter and no other opinions are to be implied.

In connection with issuing this opinion, we have reviewed originals or copies of the following documents (the “Reference Documents”):

(a)	The Registration Statement;

(b)	The Prospectus;

(c)	The certified articles of organization or certificates of organization of the Specified Guarantors, as certified by the Secretary of State offices of the State of Tennessee and the State of Delaware, as applicable, as of a recent date;

(d)	The operating agreements of the Specified Guarantors;

(e)	The certificates signed by officers of CoreCivic and the Subsidiary Guarantors with respect to various factual matters;

(f)	The Indenture, including the Notes and the Guarantees;

(g)	The Underwriting Agreement;

(h)	Evidence of good standing from the Secretary of State offices of the State of Tennessee and the State of Delaware for each of the Specified Guarantors, as applicable, issued as of a recent date; and

(i)	Such other documents we have deemed appropriate or necessary for issuance of this opinion.

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any changes in the facts or law relating to the matters covered by this opinion that may hereafter come to our attention.

March 12, 2024

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Indenture has been duly authorized, executed and delivered by all necessary corporate action of the Specified Guarantors.

2.	The Guarantees have been duly authorized by proper action of the governing bodies of each of the Specified Guarantors in accordance with their governing documents.

3.	The Notes have been duly authorized, executed, authenticated, issued and delivered by CoreCivic and the Subsidiary Guarantors in accordance with the Underwriting Agreement and the Indenture, and have been issued and sold as contemplated in the Registration Statement and the Prospectus. The Guarantees have been duly authorized, executed, issued and delivered by the Subsidiary Guarantors in accordance with the Underwriting Agreement and the Indenture.

4.	The Notes are the legally valid and binding obligations of CoreCivic, enforceable against CoreCivic in accordance with their terms.

5.	The Guarantees are legally valid and binding obligations of the Subsidiary Guarantors and enforceable against the Subsidiary Guarantors in accordance with their respective terms.

6.	Each of the Specified Guarantors has the requisite limited liability company power to execute, deliver and perform its respective obligations under the Underwriting Agreement, including guaranteeing the Notes pursuant to the terms of, and to perform its obligations under, the Indenture.

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality, regardless of whether the Notes are considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy. The opinions rendered herein do not include opinions with respect to compliance with laws relating to permissible rates of interest.

With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than each of the Specified Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than CoreCivic and each of the Subsidiary Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

March 12, 2024

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K filed March 12, 2024 and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Bass, Berry & Sims PLC

Schedule I

Subsidiary Guarantors

LLC	Jurisdiction of Organization
ACS Corrections of Texas, L.L.C.	Texas
Avalon Corpus Christi Transitional Center, LLC	Texas
Avalon Correctional Services, LLC	Nevada
Avalon Transitional Center Dallas, LLC	Texas
Avalon Tulsa, L.L.C.	Oklahoma
Carver Transitional Center, L.L.C.	Oklahoma
CCA Health Services, LLC	Tennessee
CCA International, LLC	Delaware
CCA South Texas, LLC	Maryland
CoreCivic, LLC	Delaware
CoreCivic of Tennessee, LLC	Tennessee
CoreCivic Western Operations, LLC	Delaware
Correctional Alternatives, LLC	California
Correctional Management, LLC	Colorado
EP Horizon Management, LLC	Texas
Fort Worth Transitional Center, L.L.C.	Oklahoma
Green Level Realty LLC	Colorado
Innovative Government Solutions, LLC	Maryland
National Offender Management Systems, LLC	Colorado
Prison Realty Management, LLC	Tennessee
Recovery Monitoring Solutions, LLC	Texas
Rocky Mountain Offender Management Systems, LLC	Colorado
Southern Corrections Systems of Wyoming, L.L.C.	Oklahoma
Technical and Business Institute of America, LLC	Tennessee
Thrivur Health, LLC	Colorado
Time To Change, LLC	Colorado
TransCor America, LLC	Tennessee
Turley Residential Center, L.L.C.	Oklahoma

Schedule II

Specified Guarantors

Delaware limited liability company Subsidiary Guarantors

●	CCA International, LLC

●	CoreCivic, LLC

•	CoreCivic Western Operations, LLC

Tennessee limited liability company Subsidiary Guarantors

●	CCA Health Services, LLC

●	CoreCivic of Tennessee, LLC

●	Prison Realty Management, LLC

●	Technical and Business Institute of America, LLC

●	TransCor America, LLC